UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) - February 6, 2015

IEC ELECTRONICS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-6508	13-3458955
(Commission File Number)	(IRS Employer Identification No.)

105 Norton Street, Newark, New York 14513
(Address of principal executive offices)(Zip code )

(315) 331-7742
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 6, 2015, the Board of Directors (the “Board”) of IEC Electronics Corp. (the “Company”) elected Jeffrey T. Schlarbaum to the office of President and Chief Executive Officer. There are no arrangements or understandings between Mr. Schlarbaum and any other person pursuant to which he was elected as an executive officer of the Company.

Mr. Schlarbaum, age 48, has been a director of the Company since February 2, 2015. From February 2013 to June 2013 and from June 2014 to February 2015, Mr. Schlarbaum pursued personal interests. From June 2013 to June 2014, Mr. Schlarbaum served as Chief Operations Officer for LaserMax, Inc., a manufacturer of laser gun sights for law enforcement and the shooting sports community. From October 2010 to February 2013, Mr. Schlarbaum served as the Company’s President. Prior to that, Mr. Schlarbaum served as the Company’s Executive Vice President and President of Contract Manufacturing from October 2008 to October 2010, Executive Vice President from November 2006 to October 2008 and Vice President, Sales & Marketing from May 2004 to November 2006. Prior to joining the Company, Mr. Schlarbaum served in senior management roles with various contract manufacturing companies. Mr. Schlarbaum holds a B.B.A. from National University and an M.B.A. from Pepperdine University.

On February 12, 2015, the Board, upon the recommendation of the Compensation Committee, approved an annual base salary for Mr. Schlarbaum of $350,000. The Company anticipates entering into an employment agreement with Mr. Schlarbaum at a future date. The material terms of any such agreement will be disclosed in a Current Report on Form 8-K.

Section 8	Other Events
Item 8.01	Other Events

The Board has appointed certain of the newly elected directors to serve on the Board’s standing committees. Jeremy R. Nowack was appointed Chairman of the Board. The current members of the Company’s Board committees are as follows:

Audit Committee Charles P. Hadeed, Chair Andrew M. Laurence Jeremy R. Nowak	Compensation Committee Lynn J. Hartrick, Chair Keith M. Butler Jeremy R. Nowak	Nominating and Governance Committee Charles P. Hadeed, Chair Lynn J. Hartrick Eric Singer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEC Electronics Corp.
(Registrant)

Date:	February 12, 2015	By:	/s/ Michael T. Williams
Michael T. Williams
Chief Financial Officer